Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
March 6, 2008	Ginny Dunn
7:00 a.m. ET	Associate Director, Corporate
Communications & Investor Relations
EntreMed, Inc.
240-864-2643
ENTREMED REPORTS FOURTH QUARTER AND
YEAR-END 2007 FINANCIAL RESULTS
     ROCKVILLE, MD, March 6, 2008 — EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today reported results for the three months and twelve months ended December 31, 2007.
     For fiscal year 2007, revenues were $7.4 million versus $6.9 million for 2006. For the year ended December 31, 2007, the Company reported a net loss of ($23.4 million) or ($0.28) per share, versus ($50.9 million), or ($0.71) per share, for fiscal year 2006. As of December 31, 2007, the Company had cash and short-term investments of approximately $47.7 million.
     Revenues for the fourth quarters ended December 31, 2007 and December 31, 2006 were both $3.9 million. The Company reported a net loss of ($4.0 million), or ($.05) per share for the three months ended December 31, 2007. This compares with a net loss of ($5.9 million), or ($0.08) per share for the fourth quarter 2006.
     Dane R. Saglio, EntreMed Chief Financial Officer, commented, “Financial results for 2007 reflect an increase in both revenue and research and development expenses versus 2006. For the year, we recorded $7.4 million in royalty revenue, a small increase over 2006 royalty revenues of $6.9 million. While research and development expenses decreased in the fourth quarter, there was an increase of approximately $2 million for the full year as a result of the initiation of multiple Phase 2 trials for MKC-1 and Panzem® NCD, as well as the submission and acceptance of two IND filings in 2007. In addition to reporting our operating results, our 2006 financial statements also reflect the acquisition of Miikana Therapeutics and the resultant $29.5 million non-cash charge booked as acquired in-process R&D. In 2008, we expect our cash expenses will remain at similar levels as compared to 2007 or increase slightly as a result of supporting ongoing and new clinical trials.”

www.entremed.com	Headquarters	Ontario, Canada	North Carolina
240.864.2600 phone	9640 Medical Center Drive	101 College Street, 5-706	4819 Emperor Blvd, Suite 400
240.864.2601 fax	Rockville, MD 20850	Toronto, Ontario	Durham, NC 27703
Canada MSG 1L7

     James S. Burns, President and Chief Executive Officer further commented, “These are volatile times in the financial markets and microcap oncology companies such as ours have been hit particularly hard. We are financed adequately and have sufficient cash to fund our clinical and research programs well into 2009. We will continue to pursue a strategy focused on orally-administered, small molecule compounds that can provide us with multiple opportunities to succeed and to mitigate the inherent risk of oncology drug development.”
     The fourth quarter update call is scheduled for Thursday, March 13, 2008 at 10:00 a.m. ET and will include a question and answer session. To access the live conference, please dial 800-418-7236 (U.S. or Canada) or 973-935-8757 (internationally) and reference conference number 37155333 at least 10 minutes prior to the beginning of the call. A digital recording will be available approximately two hours after completion of the conference and will be accessible for 60 days. To access the recording, dial 800-642-1687 (U.S. or Canada) or 706-645-9291 (internationally) and enter the digital pin number 37155333. This call will not be web cast; however, an audio replay will also be available on the Company’s website at www.entremed.com approximately one hour after the conclusion of the live conference.
About EntreMed
EntreMed, Inc. is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. MKC-1 is currently in multiple Phase 2 clinical trials for cancer. MKC-1 is an oral cell-cycle regulator with activity against the mTOR pathway. Panzem® (2-methoxyestradiol) NCD is also in multiple Phase 2 studies in oncology patients. Additionally, ENMD-1198, a novel tubulin-binding agent, is in Phase 1 studies in advanced cancers. The Company has approved IND applications for Panzem® in rheumatoid arthritis, and ENMD-2076, a dual-acting Aurora-angiogenesis inhibitor, for cancer. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell-cycle regulation and inflammation — processes vital to the treatment of cancer and other diseases, such as rheumatoid arthritis. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance (including the timing of royalty revenues and future R&D expenditures), strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; variations in actual sales of Thalomid®, risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results, uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
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ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
Three Months Ended
December 31,

	2007	2006
Total revenues	$3,875,392	$3,871,173

Research and development	$5,650,152	$7,857,677

General and administrative	$1,978,982	$2,136,764

Net loss	$(3,767,496)	$(5,627,632)

Dividend on Series A convertible preferred stock	$(251,250)	$(251,250)

Net loss attributable to common shareholders	$(4,018,746)	$(5,878,882)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.05)	$(0.08)

Weighted average number of shares outstanding (basic and diluted)	84,362,710	74,606,821
Twelve Months Ended
December 31,

	2007	2006
Total revenues	$7,395,651	$6,894,358

Research and development	$23,739,392	$21,671,117

General and administrative	$7,386,570	$7,393,722

Acquired in-process R&D	$—	$29,481,894

Net loss	$(22,411,121)	$(49,889,057)

Dividend on Series A convertible preferred stock	$(1,005,000)	$(1,005,000)

Net loss attributable to common shareholders	$(23,416,121)	$(50,894,057)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.28)	$(0.71)

Weighted average number of shares outstanding (basic and diluted)	84,166,552	71,873,734

Cash and Short-term Investments	$47,748,191	$50,570,097
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